UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report: May 5, 2009
(Date of Earliest Event Reported)

HARMONIC INC.
(Exact name of registrant as specified in its charter)

Delaware	000-25826	77-0201147

(State or other jurisdiction of incorporation or organization)	Commission File Number	(I.R.S. Employer Identification No.)
549 Baltic Way
Sunnyvale, CA 94089
(408) 542-2500
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On May 5, 2009, the Compensation and Equity Ownership Committee (the “Compensation Committee”) of the Board of Directors of Harmonic Inc. (the “Company”) approved the adoption of the Harmonic 2009 Executive and Key Contributor Bonus Plan (the “Plan”). The participants in the Plan include the following named executive officers of the Company:

Name	Position
Patrick J. Harshman	President and Chief Executive Officer
Robin N. Dickson	Chief Financial Officer
Matthew Aden	Vice President, Worldwide Sales and Services
Nimrod Ben-Natan	Vice President, Product Marketing, Solutions and Strategy
Neven Haltmayer	Vice President, Research and Development
Under the Plan, payment of a bonus to any participant that is a member of executive management, which includes the named executive officers identified above, will be based on performance against revenue and operating income targets. A minimum threshold must be exceeded for each component before any bonus payment will be made with respect to that component, except for the revenue component of Mr. Aden’s bonus, which bonus payment will be based linearly on the Company’s revenue. In addition, except for the revenue component of Mr. Aden’s bonus, operating income must exceed a minimum threshold before any bonus payments are made with respect to the revenue component. In the event that the target metrics are surpassed, a participant in the Plan may be awarded a bonus payment up to a maximum of 200% of such participant’s target bonus payment.
The target bonus of each executive officer is as follows:
•	Patrick J. Harshman — 80% of base salary;

•	Robin N. Dickson — 60% of base salary;

•	Matthew Aden — 110% of base salary;

•	Nimrod Ben-Natan — 60% of base salary; and

•	Neven Haltmayer — 60% of base salary.
Participants in the Plan must remain employed through the date that a bonus is paid in order to qualify for a bonus payment. The Compensation Committee, in its sole discretion, retains the right to amend, supplement, supersede or cancel the Plan for any reason, and reserves the right to determine whether and when to pay out any bonus amounts, regardless of the achievement of the performance targets.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HARMONIC INC. Date: May 11, 2009
By:	/s/ Robin N. Dickson
Robin N. Dickson
Chief Financial Officer

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